Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to (and no tenders will be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in any such jurisdiction in compliance with such applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

RAPTOR PHARMACEUTICAL CORP.

at

$9.00 Net per Share

Pursuant to the Offer to Purchase dated September 26, 2016

by

MISNEACH CORPORATION,

an indirect wholly owned subsidiary of

Horizon Pharma Public Limited Company

Misneach Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Horizon Pharma plc, a public limited company organized under the laws of Ireland (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Raptor Pharmaceutical Corp., a Delaware corporation (“Raptor”), that are issued and outstanding at a price of $9.00 per Share (the “Offer Price”), net to the holder thereof, in cash, without interest thereon (less any required withholding taxes), upon the terms and subject to the conditions set forth in the offer to purchase, dated September 26, 2016 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees, commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the sale of Shares to Purchaser pursuant to the Offer. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT (NEW YORK TIME), AT THE END OF THE DAY ON OCTOBER 24, 2016, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 12, 2016, by and among Parent, Purchaser and Raptor (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, as soon as practicable following the time Purchaser accepts, for the first time, for payment Shares validly tendered and not validly withdrawn pursuant to the Offer (the “Acceptance Time”) and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into Raptor (the “Merger”), with Raptor continuing as the surviving corporation in the Merger and as an indirect wholly owned subsidiary of Parent. Because the Merger will be governed by and effected under Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”), no stockholder vote will be required to consummate the Merger. At the effective time of the Merger, each Share then outstanding (other than any Shares (i) owned by Parent, Purchaser or Raptor or by any direct or indirect wholly owned subsidiary of Parent, Purchaser or Raptor, (ii) irrevocably accepted for purchase pursuant to the Offer (“Accepted Shares”), or (iii) held by a holder who is entitled to demand and who properly and validly demands their statutory rights of appraisal in respect of such Shares in compliance in all respects with Section 262 of the Delaware General Corporation Law, and in the case of (i) and (ii), such Shares will be canceled without any consideration paid therefor (other than, for the avoidance of doubt and without duplication, any consideration that remains payable with respect to any such Accepted Shares pursuant to the Offer)) will be automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (less any required withholding taxes). Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares. As a result of the Merger, the Shares will cease to be publicly traded and Raptor will become an indirect wholly owned subsidiary of Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is conditioned upon: (i) there being validly tendered and not validly withdrawn prior to midnight (New York time), at the end of the day on October 24, 2016 (the “Expiration Time,” unless the period during which the Offer is open is extended in accordance with the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire and the date on which the Expiration Time occurs is referred to herein as the “Expiration Date”) that number of Shares that, together with the Shares then owned by Parent, Purchaser and their respective controlled affiliates (if any), represent one more than 50% of the sum of (A) the total number of Shares outstanding at the time of the expiration of the Offer (not including Shares tendered pursuant to guaranteed delivery procedures for which the underlying Shares have not yet been delivered) plus (B) the aggregate number of Shares issuable to holders of options to purchase Shares (the “Raptor Options”) from which Raptor has received valid notices of exercise (including payment of any applicable exercise price) prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Raptor Options) plus (C) the aggregate number of Shares issuable to holders of 8.0% Convertible Senior Notes due 2019 of Raptor (the “Raptor Convertible Notes”) from which Raptor has received valid notices of conversion prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Raptor Convertible Notes) (the “Minimum Condition”); (ii) subject to certain materiality exceptions, the truth and accuracy of certain representations and warranties of Raptor contained in the Merger Agreement; (iii) the expiration or termination of any applicable waiting period (and extensions thereof) relating to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iv) completion of the ten (10) consecutive business day marketing period as defined in the Merger Agreement; (v) the absence of a material adverse effect on Raptor; and (vi) certain other customary conditions as described in Section 15 of the Offer to Purchase.

THE BOARD OF DIRECTORS OF RAPTOR HAS UNANIMOUSLY RECOMMENDED THAT RAPTOR’s STOCKHOLDERS TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

After careful consideration, the board of directors of Raptor (the “Raptor Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of Raptor and its stockholders; (ii) approved and declared it advisable that Raptor enter into the Merger Agreement; (iii) approved and declared advisable the Merger Agreement, the performance by Raptor of its covenants and agreements contained in the

Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement; (iv) agreed that the Merger will be effected under Section 251(h) of the DGCL; (v) resolved, upon the terms and subject to the conditions set forth in the Merger Agreement, to recommend that Raptor’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (vi) authorized and approved the execution, delivery and performance of the Merger Agreement by Raptor.

The Offer to Purchase, the Letter of Transmittal and Raptor’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Raptor Board and the reasons therefor) contain important information. Stockholders should carefully read these documents in their entirety before making a decision with respect to the Offer.

Purchaser is required to extend the Offer (i) for successive extension periods of ten (10) business days each (or any longer period as may be approved in advance by Raptor) if the Minimum Condition or any of the other conditions to the Offer have not been satisfied or waived (if permitted under the Merger Agreement) as of any then scheduled expiration of the Offer, in order to permit the satisfaction of all of the conditions to the Offer, and (ii) any period required by any law or order, or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ, in any such case that is applicable to the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Parent and Purchaser may choose to make any public announcement, Parent and Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, Parent and Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Time.

There will not be a subsequent offering period for the Offer. Pursuant to the Merger Agreement, after the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and Raptor will take all necessary and appropriate action to cause the closing of the Merger to take place as soon as practicable following the Acceptance Time. Because the Merger will be governed by and effected under Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger.

Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn prior to the Expiration Time. Notwithstanding the foregoing, Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer that are dependent upon the receipt of governmental or regulatory approvals.

Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the Offer Price with the Depositary, which will act as Raptor’s stockholders’ agent for the purpose of receiving payments from Purchaser and transmitting such payments to Raptor’s stockholders. Upon the deposit of such funds with the Depositary, Purchaser’s obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Depository Trust Company (the “Book-Entry Transfer Facility”), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or in connection with a book-entry transfer, a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-

Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce that agreement against the participant) and (iii) any other required documents. For a description of the procedure for tendering Shares, see the Offer to Purchase. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by Purchaser not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser’s counsel, be unlawful.

Shares tendered by a notice of guaranteed delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such notice of guaranteed delivery are received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after 60 days from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Shares held as physical certificates, the certificates evidencing such Shares (“Share Certificates”) to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the Depository Trust Company to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion. Purchaser also reserves the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of Parent, Purchaser, the Depositary, the Information Agent (as defined below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Raptor has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Purchaser will send the Offer to Purchase, the Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. For a summary of the material United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its or his or her own tax advisor regarding the United States federal income tax consequences of the Offer and the Merger to it in light of its, his or her particular circumstances, as well as the income or other tax consequences that may arise under the laws of any United States local, state or federal or non-United States taxing jurisdiction and the possible effects of changes in such tax laws.

The information required to be disclosed by Rule 14d-6(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth below. In addition, requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Raptor’s stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance.

Except as set forth in the Offer to Purchase, neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free: (800) 322-2885

September 26, 2016